Exhibit 23.2

A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

December 6, 2006

Kodiak Oil & Gas Corp.

330 - 1625 Broadway

Denver, Colorado

80202

Attention: Lynn Peterson

Dear Sir:

Re:	Kodiak Oil & Gas Corp. (the “Company”)
Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated April 12, 2005 on the consolidated balance sheet of the Company as of December 31, 2004 and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for the years ended December 31, 2004 and 2003 in the Company’s Amendment No. 1 to Form F-1 filed with the United States Securities and Exchange Commission on December 6, 2006.

Yours truly,

“Amisano Hanson”

AMISANO HANSON

Chartered Accountants

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net